Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Genocea Biosciences, Inc. for the registration of 25,599,979 shares of common stock and 11,712,494 warrants to purchase shares of common stock and to the incorporation by reference therein of our report dated February 28, 2019, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 30, 2019